Exhibit 99.1

Brooklyn ImmunoTherapeutics Completes Acquisition of Novellus Therapeutics

Acquisition Advances Transformation Into Platform Company Focused on Cell, Gene Editing and Cytokine Therapy

Company to hold Conference Call Today, July 19, 2021, at 4:15PM ET to Discuss the Transaction and Future Plans

New York – July 19, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn”), a biopharmaceutical company focused on exploring the role that cytokine and gene editing/cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced that it had completed, on July 16, 2021, its acquisition of Novellus Therapeutics Limited (“Novellus”). Novellus is developing next‑generation engineered mesenchymal stem cell (“MSC”) therapies using extensively patented mRNA-based cell reprogramming and gene editing technologies licensed from Factor Bioscience (“Factor”). The transaction advances Brooklyn’s evolution into a platform company with a pipeline of next-generation engineered cellular, gene editing and cytokine programs.

Key Transaction Highlights:

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Brooklyn acquired Novellus for consideration totaling $125 million, which consisted of $23 million in cash and 7,022,230 shares of Brooklyn common stock, which were valued at a total of $102 million based on a price of approximately $14.53 per share. Immediately following the closing, the shares issued represented, on an as-converted basis, 13.6% of the shares of Brooklyn’s outstanding common stock, which closed at a price of $10.05 per share on July 16, 2021.

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The co-founders of Novellus entered into lock-up agreements with respect to 3,377,690 of the shares of Brooklyn common stock issued in the transaction. The contractual lock-ups extend for a period of three years, subject to certain early release provisions based on the Brooklyn stock price. In support of the transaction, Brooklyn’s Board Chair and its Chief Executive Officer and President entered into identical lock-up agreements with respect to their current holdings.

•	Following the transaction, Brooklyn had approximately $25 million of cash, which Brooklyn projects, based on its current operating plans, will be sufficient to fund operations through the end of 2023.
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The transaction relieves Brooklyn from its obligation to pay Novellus a set of upfront fees, clinical development milestone fees and post-registration royalties under a license agreement that Brooklyn entered into in April 2021 with Novellus and Factor. In addition, the acquisition builds on the license agreement, and leaves in place the Factor component of that agreement, which grants Brooklyn exclusive rights to develop certain next-generation mRNA-based gene editing and cell therapy products.

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As a result of the acquisition, Brooklyn also acquired 25% of the outstanding equity of NoveCite, Inc., a company focused on bringing an allogeneic (off-the-shelf) MSC product to patients with acute respiratory distress syndrome (ARDS), including from COVID-19.

“We are confident that the Novellus transaction will provide significant forward momentum in the gene editing and mRNA spaces,” said Brooklyn’s Chief Executive Officer and President Howard J. Federoff, M.D., Ph.D. “The addition of Novellus will accelerate our research and development efforts, potentially facilitating faster development of clinical products for orphan diseases such as sickle cell anemia, familial amyloidosis and cell therapies for cancer. We believe the transaction makes it possible for us to enter first-in-human trials as early as 2023 and positions Brooklyn to become a leader in stem cell therapies, gene editing and mRNA therapeutics, with the ability to develop multiple therapeutic candidates rapidly.”

“We look forward to continuing to update our stockholders on our progress and to speaking with them to provide additional details on this transformative transaction,” concluded Dr. Federoff.

Brooklyn will be conducting a conference call at 4:15PM ET on July 19, 2021 to discuss the transaction and future plans. Participants can register for the call here and will receive dial-in information to put them directly into the call. Those who are unable to register may access the conference by calling 1-866-777-2509 (toll free U.S.) or 1-412-317-5413 (internationally) and then asking the operator to join them into the Brooklyn ImmunoTherapeutics conference call. The conference will also be webcast, which can be accessed here. A replay of the call will be available via the webcast link as well as on Brooklyn’s website in the investor relations section, for one week following the call.

About Brooklyn ImmunoTherapeutics

Brooklyn is focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases.

Brooklyn’s most advanced program is IRX-2, a human cell-derived cytokine therapy, studying the safety and efficacy of IRX-2 in patients with head and neck cancer in Phase 2B. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

Brooklyn has multiple next-generation cell and gene-editing therapies in preclinical development for various indications including acute respiratory distress syndrome, solid tumor indications, as well as in vivo gene-editing therapies for rare genetic diseases. For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

Forward-Looking Statements

The third bullet under, and the paragraph immediately following, “Key Transaction Highlights” contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “believe,” “plan,” “possible,” “potential,” “project,” or “will” or other similar words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to, uncertainties related to: (i) the evolution of Brooklyn’s business model into a platform company focused on cellular, gene editing and cytokine programs; (ii) Brooklyn’s ability to successfully, cost‑effectively and efficiently develop its technology and products; (iii) Brooklyn’s ability to successfully commence clinical trials of any products on a timely basis or at all; (iv) Brooklyn’s ability to successfully fund and manage the growth of its development activities; (v) Brooklyn’s ability to obtain regulatory approvals of its products for commercialization; and (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Brooklyn, including on the timing and cost of its clinical trials. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this communication speak only as of the date on which they were made, and Brooklyn does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.

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Investor Relations Contact:
CORE IR
516-222-2560
investors@brooklynitx.com

Media Contact:
Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com